Exhibit 10.29

Execution Copy

Amendment No. 1

to

FIRST AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

January 1, 2010

This Amendment No. 1 (this “Amendment”) to the First Amended and Restated Employment Agreement dated December 17, 2008 (the “Employment Agreement”) between LINN OPERATING, INC., a Delaware corporation (the “Company”), and MARK E. ELLIS (the “Employee”) is effective, subject to the terms set forth below, as of the date first set forth above (the “Effective Date”) on the terms set forth herein.  LINN ENERGY, LLC, a Delaware limited liability company, and the one hundred percent (100%) parent of the Company (“Linn Energy”), is joining in this Amendment as it is a party to the Employment Agreement for the limited purposes of reflecting its agreement to the matters set forth therein as to it, but its joinder in this Amendment is not intended to make Linn Energy the employer of the Employee for any purpose.  Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

Whereas, the board of directors of Linn Energy (the “Board”) has authorized a succession plan whereby the current Chairman of the Board and Chief Executive Officer will terminate his role as Chief Executive Officer and Employee will succeed thereto while retaining his title of President.

Accordingly, the parties, intending to be legally bound, agree as follows:

1.           Section 1.1 of the Employment Agreement is hereby amended in its entirety and replaced by the following:

1.1           Employment; Titles; Reporting. The Company agrees to continue to employ the Employee and the Employee agrees to continue employment with the Company, upon the terms and subject to the conditions provided under the Employment Agreement, as amended by this Amendment.  During the Employment Term, the Employee will serve each of the Company and Linn Energy as the President & Chief Executive Officer. In such capacity, the Employee will report to the Board and otherwise will be subject to the direction and control of the Board, and the Employee will have such duties, responsibilities and authorities as may be assigned to him by the Board from time to time and otherwise consistent with such position in a publicly traded

040707, 000014, 103091870.2

 company comparable to Linn Energy which is engaged in oil and natural gas acquisition, development and production.

2.           Section 3.1 of the Employment Agreement is hereby amended in its entirety and replaced by the following:

3.1           Base Salary. During the Employment Term, the Employee will be entitled to receive a base salary (“Base Salary”) at an annual rate of not less than $600,000 for services rendered to the Company, Linn Energy, and any of its direct or indirect subsidiaries, payable in accordance with the Company’s regular payroll practices.  The Employee’s Base Salary shall be reviewed annually by the Board and may be adjusted upward in the Board’s sole discretion, but not downward.

3.
The effectiveness of this Amendment is contingent upon the effectiveness of Amendment No. 1 to the Third Amended and Restated Employment Agreement among the Company, Linn Energy and Michael C. Linn dated as of the date first set forth above.

  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

LINN OPERATING, INC.

By:	/s/ Michael C. Linn
Name:	Michael C. Linn
Title:	Authorized Signatory

EMPLOYEE

/s/ Mark E. Ellis
Mark E. Ellis

For the limited purposes set forth herein:

LINN ENERGY, LLC

By:	/s/ Michael C. Linn
Name:	Michael C. Linn
Title:	Executive Chairman of the Board